EXHIBIT 99.1

Merit Medical Provides Update on U.S. Reimbursement and Commercial Strategies for WRAPSODY® Cell-Impermeable Endoprosthesis.

SOUTH JORDAN, Utah, November 13, 2025 (GLOBE NEWSWIRE) — Merit Medical Systems, Inc. (NASDAQ: MMSI), a global leader of healthcare technology, announced today that the U.S. Centers for Medicare & Medicaid Services (“CMS”) has notified Merit that its application for Transitional Pass-Through (“TPT”) incremental payment for WRAPSODY® Cell-Impermeable Endoprosthesis (“CIE”) procedures in the outpatient and ambulatory surgery center (“ASC”) settings requires further consideration prior to CMS making a final decision. CMS notified Merit that it has deferred Merit’s application for the WRAPSODY® CIE to the Calendar Year 2027 Outpatient Prospective Payment System rule, making January 1, 2027, the earliest possible effective date.

“While we are disappointed with the deferral of our application for TPT incremental payment, we believe this presents an opportunity for an important strategic pivot,” said Martha G. Aronson, Merit’s President and CEO. “Our efforts to secure incremental payment in the outpatient and ASC settings have impacted the pace of U.S. commercialization of our innovative solution for physicians treating hemodialysis patients suffering from venous outflow obstructions. We are enacting a new commercial strategy that increases patient access and optimizes adoption and utilization of our clinically superior technology. We expect this strategy to improve patient outcomes, reduce the cost of treating this large and growing patient population, and generate strong, margin-accretive revenue growth for Merit in the years to come. We have elected to withdraw our application for TPT incremental payment and intend to begin our full commercialization of the WRAPSODY CIE in the U.S. immediately.”

Ms. Aronson continued, “The WRAPSODY CIE was developed to help physicians restore vascular access for patients. The clinical evidence supporting this device is remarkable, particularly the recently announced 24-month efficacy results from both the randomized arteriovenous fistula arm and single-arm arteriovenous graft cohort of our WRAPSODY WAVE Trial. This impressive clinical data represents not only an invaluable tool in our discussions with physicians, hospital administrators, and payers, but also is a key differentiator versus existing competitors. Armed with the best technology, the strongest clinical evidence, and a focused and engaged commercial team, we believe we are well positioned to penetrate the U.S. dialysis access maintenance market opportunity in the coming years.”

For the full year 2025 period, Merit continues to forecast U.S. revenue from the sales of the WRAPSODY CIE in the range of $2 million to $4 million.

On December 19, 2024, the WRAPSODY CIE received premarket approval from the U.S. Food and Drug Administration (FDA). On April 30, 2025, the device was approved by Health Canada. The WRAPSODY CIE previously received the Conformité Européenne (CE) Mark for commercial use in the European Union and is available in Brazil.

For more information on the WRAPSODY CIE within the United States, please visit: https://www.merit.com/product/WRAPSODY-cie/. For information on the device outside of the United States, please visit: https://www.merit.com/product/merit-WRAPSODY/.

In the United States and Canada, real-world clinical outcomes of the WRAPSODY CIE are being evaluated in the WRAP North America Registry, which is designed to enroll up to 250 patients. For additional information on Merit’s WRAP North America Registry, please visit: https://clinicaltrials.gov/study/NCT06807099.

Outside of North America, real-world outcomes of the WRAPSODY CIE are being evaluated in the WRAP Global Registry.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any forward-looking statements set forth in this release are subject to risks and uncertainties such as those described in Merit's filings with the U. S. Securities and Exchange Commission (“SEC”). For discussion of the risks and uncertainties which may affect Merit’s business, operations and financial condition, see Part I, Item 1A, “Risk Factors” in Merit’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC, which Merit updated in Part II, Item 1A, “Risk Factors” in Merit’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, which Merit filed with the SEC. Actual results will likely differ, and may differ materially, from anticipated results.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture, and distribution of proprietary medical devices used in interventional, diagnostic, and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care, and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force and clinical support team totaling more than 800 individuals. Merit employs approximately 7,400 people worldwide.

TRADEMARKS

Unless noted otherwise, trademarks and registered trademarks used in this release are the property of Merit Medical Systems, Inc., its subsidiaries, or its licensors.

CONTACTS

PR/Media Inquiries
Sarah Comstock

Merit Medical
+1-801-432-2864 | sarah.comstock@merit.com

Investor Inquiries
Mike Piccinino, CFA, IRC

ICR Healthcare
+1-443-213-0509 | mike.piccinino@westwicke.com